Exhibit 12.1

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
             Twelve Months Ended September 30, 2002
                         (in thousands)



Net income from continuing operations               $  103,261
Income taxes                                            80,740
Fixed charges (including securitization                114,768
certificates)
   Total                                            $  298,769
                                                     =========
Interest expense                                    $   95,735
Interest component of rentals                           19,033
   Total                                            $  114,768
                                                     =========
Ratio of earnings to fixed charges                        2.60
                                                          ====



                                                     Exhibit 12.2

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
             Twelve Months Ended September 30, 2002
                         (in thousands)



Net income from continuing operations           $  103,261
Income taxes                                        80,740
Fixed charges (including securitization            114,768
certificates)
   Total                                        $  298,769
                                                 =========
Interest expense                                $   95,735
Interest component of rentals                       19,033
   Subtotal                                        114,768
Preferred stock dividend requirements                2,627
   Total                                        $  117,395
                                                 =========
Ratio of earnings to fixed charges                    2.54
                                                      ====
